EXHIBIT 99.1

Argos Therapeutics Reports Second Quarter 2014 Financial Results and Operational Highlights

Conference Call and Webcast Today, August 13th, at 4:30 p.m. ET

DURHAM, N.C., Aug. 13, 2014 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS), a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis™ technology platform, today reported financial results for the second quarter ended June 30, 2014, and provided an update on the Company's clinical programs.

"We continue to be pleased with the progress we are making in our ADAPT phase 3 trial of AGS-003 in metastatic renal cell carcinoma (mRCC), as we now have collected tumors for screening for eligibility from more than half of the patients we believe are needed to complete enrollment," said Jeff Abbey, president and chief executive officer. We are also encouraged by the survival data from our completed phase 2 trial of AGS-003 in mRCC that were presented at the ASCO Annual Meeting in May 2014, which showed a median long-term survival of 57 months in 11 intermediate risk mRCC patients. We plan to initiate phase 2 clinical trials of AGS-003 in early stage RCC, non-clear cell mRCC, and other solid tumors later this year."

Mr. Abbey continued, "We are also encouraged by the data we recently presented at the International AIDS Society Symposium from our completed phase 2 trial of AGS-004 in which viral load control was associated with low viral sequence diversity indicating that AGS-004 decreased viral replication in patients in the trial. In May 2014, stage 1 of an investigator-initiated phase 2 clinical trial of AGS-004 aimed at HIV eradication was initiated; in stage 2 of the trial, a latency reversing drug will be introduced in combination with AGS-004. Finally, we look forward to sharing key data from our phase 2b clinical trial of AGS-004 in chronically infected HIV patients in the coming weeks. We hope these data will further validate the ability of our Arcelis technology platform to induce memory T cell responses."

Recent Highlights and 2014 Anticipated Milestones

AGS-003 Program

  Phase 3 ADAPT clinical trial in mRCC:
    Over 130 active clinical sites
    Collected tumor from approximately 530 patients for screening for eligibility as of July 31, 2014
    Enrolled and randomized approximately 190 patients in the clinical trial as of July 31, 2014
    On track to complete tumor collection by the end of 2014 and to complete enrollment and randomization in the first quarter of 2015
  Long-term survival data from the completed phase 2 clinical trial and an update on the ongoing phase 3 ADAPT clinical trial were presented during poster sessions at the 50th Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, IL
    Results presented on May 30, 2014, demonstrated that 11 intermediate risk mRCC patients treated with AGS-003 and sunitinib had a median overall survival of 57.1 months (recent findings from a pooled analysis of six phase 2 and phase 3 clinical trials presented during the 2014 Genitourinary Cancers Symposium indicated that the median overall survival for 548 intermediate risk mRCC patients treated with sunitinib was 20.5 months), with 23 percent of all patients surviving for more than five years as of the time of data presentation, including two patients in long-term remission. Median overall survival for all 21 patients in the trial was 30.2 months. In published findings from the International mRCC Database Consortium, the median overall survival for 1,189 similar risk mRCC patients who were treated with sunitinib was 14.7 months
  Phase 2 clinical trials in early stage RCC, non-clear cell mRCC and other solid tumors planned to initiate by the end of this year

AGS-004 Program

  Data presented at the International AIDS Society Towards an HIV Cure Symposium in Melbourne, Australia in July, demonstrated that viral load control was associated with low viral sequence divergence indicating that AGS-004 administration may limit virus evolution by inhibiting replication. The data were from a follow-up sub-study from the AGS-004 phase 2 clinical trial designed to assess the impact of AGS-004 during a 12-week analytical treatment interruption in chronic HIV-1-infected subjects
  Stage 1 of an investigator-initiated phase 2 clinical trial aimed at HIV eradication in adult patients initiated in May 2014; in stage 2 of the trial, a latency reversing drug will be introduced in combination with AGS-004
  Key phase 2b clinical trial data, including measurement of immune response and HIV replication during analytical treatment interruption, expected in the coming weeks
  Phase 2 clinical trial for elimination of antiretroviral therapy in pediatric patients planned to initiate later this year

Second Quarter 2014 Financial Results

Net loss attributable to common stockholders for the three months ended June 30, 2014 was $12.0 million, or $0.61 per share, compared to a net loss attributable to common stockholders of $5.8 million, or $25.53 per share, for the same period in 2013. Net loss attributable to common stockholders for the six months ended June 30, 2014 was $22.8 million, or $1.52 per share, compared to a net loss attributable to common stockholders of $10.3 million, or $45.44 per share, for the same period in 2013. The net loss per common share during the three and six month periods ended June 30, 2013 was higher than during the same periods in 2014 due to a significantly lower number of weighted average shares outstanding during 2013 prior to our initial public offering in February 2014.

Revenue for the three months ended June 30, 2014 totaled $0.5 million compared to $1.3 million for the same period in 2013. Revenue for the six months ended June 30, 2014 totaled $1.3 million compared to $2.7 million for the same period in 2013.

Research and development expense for the three months ended June 30, 2014 totaled $10.6 million compared to $6.1 million for the same period in 2013. Research and development expense for the six months ended June 30, 2014 totaled $19.0 million compared to $11.3 million for the same period in 2013.

General and administrative expense for the three months ended June 30, 2014 totaled $1.9 million compared to $0.9 million for the same period in 2013. General and administrative expense for the six months ended June 30, 2014 totaled $3.8 million compared to $2.0 million for the same period in 2013.

As of June 30, 2014, Argos' cash, cash equivalents and investments totaled $71.8 million compared to $47.0 million as of December 31, 2013.

"We ended the second quarter of 2014 in a strong financial position," said Lori Harrelson, vice president of finance. "We expect that our existing cash, cash equivalents and short-term investments, including anticipated funding under our NIH contract, will enable us to fund operating expenses into the second half of 2016, including funding our ADAPT phase 3 clinical trial of AGS-003 through data, the planned phase 2 clinical trials of AGS-003, and certain of the costs of our ongoing and planned phase 2 clinical trials of AGS-004."

Conference Call and Webcast Details

Argos executive management will host a conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.

To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 77035844. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.argostherapeutics.com. The archived webcast will remain available on the Company's website for fourteen (14) days following the call.

About the Arcelis™ Technology Platform

Arcelis is a fully personalized immunotherapy technology that captures mutated and variant antigens that are specific to each patient's disease. It is designed to overcome immunosuppression by producing a durable memory T cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers and infectious diseases and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized immunotherapies.

The Arcelis process uses only a small tumor or blood sample and the patient's own dendritic cells, which are collected and optimized following a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease antigens. The activated, antigen-loaded dendritic cells are then formulated into the patient's plasma and administered via intradermal injection.

About Argos Therapeutics

Argos Therapeutics is a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis™ technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company also plans to report data from its phase 2b clinical trial of AGS-004 for the treatment of HIV in the third quarter of 2014. AGS-004 is currently being evaluated in a phase 2 clinical trial in combination with a latency reversing drug for HIV eradication in adult patients. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about the Company's future expectations, plans and prospects, including statements about the Company and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether the Company's cash resources will be sufficient to fund our continuing operations for the period anticipated; whether the Company will obtain the financing needed to complete the leasing, build-out and equipping of a new commercial manufacturing facility when needed; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether findings regarding treatment with sunitinib from clinical trials conducted by third parties or in independent databases will be predictive of the outcome of our phase 3 clinical trial; whether AGS-003 and AGS-004 will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if either of these product candidates obtains approval, it will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of the Company's Quarterly Report on Form 10-Q which is on file with the SEC. In addition, the forward-looking statements included in this press release represent the Company's views as of August 13, 2014. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to August 13, 2014.

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014

Revenue	$1,263,008	$473,163	$2,724,695	$1,271,951

Operating expenses
Research and development	6,102,320	10,569,134	11,291,781	19,041,329
General and administrative	939,725	1,865,822	2,018,082	3,799,298

Total operating expenses	7,042,045	12,434,956	13,309,863	22,840,627

Operating loss	(5,779,037)	(11,961,793)	(10,585,168)	(21,568,676)

Other income (expense), net	196	(21,738)	357,125	(415,835)

Net loss	(5,778,841)	(11,983,531)	(10,228,043)	(21,984,511)

Accretion of redeemable convertible preferred stock	(10,446)	—	(75,386)	(863,226)

Net loss attributable to common stockholders	($5,789,287)	($11,983,531)	($10,303,429)	($22,847,737)

Net loss attributable to common stockholders per share, basic and diluted	($25.53)	($0.61)	($45.44)	($1.52)

Weighted average shares outstanding, basic and diluted	226,757	19,655,187	226,757	15,041,501

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2014	December 31, 2013

Assets
Current assets
Cash and cash equivalents	$44,307,394	$33,297,970
Short-term investments	27,493,354	13,659,812
Other current assets	1,084,061	2,570,860

Total current assets	72,884,809	49,528,642
Property and equipment, net	1,822,043	1,602,103
Other assets	11,020	550

Total assets	$74,717,872	$51,131,295

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$2,243,058	$1,317,072
Accrued expenses	1,470,397	1,800,794
Current portion of notes payable	46,170	45,447

Total current liabilities	3,759,625	3,163,313
Long-term portion of notes payable	7,334,079	7,014,106
Deferred liability	3,066,000	3,066,000
Redeemable convertible preferred stock	—	113,664,469
Total stockholders' (deficit) equity	60,558,168	(75,776,593)

Total liabilities, redeemable convertible preferred stock and stockholders' (deficit) equity	$74,717,872	$51,131,295
CONTACT: Jeffrey Abbey
         President & Chief Executive Officer
         Argos Therapeutics
         jabbey@argostherapeutics.com
         (919) 287-6308

         Media:
         Bill Berry
         Berry & Company Public Relations
         bberry@berrypr.com
         (212) 253-8881

         Investors:
         Angeli Kolhatkar
         Burns McClellan
         akolhatkar@burnsmc.com
         (212) 213-0006